Exhibit 10.2

APPROVAL OF THE BIOTRICITY, INC. EMPLOYEE STOCK PURCHASE PLAN

OVERVIEW

On February 24, 2023, the Company’s Board of Directors approved the Company’s Employee Stock Purchase Plan (the “ESPP”) subject to approval of the ESPP by the Company’s shareholders. If the ESPP is approved, the Company will be authorized to offer eligible employees of the Company and its designated subsidiaries the ability to purchase shares of the Company’s common stock at a discount, subject to various limitations. The Board of Directors believes that the ESPP will promote broad-based ownership of common stock by employees and will help to align the interests of employees with those of the shareholders.

The ESPP is designed to allow eligible employees of the Company and its designated subsidiaries to purchase shares of the Company’s common stock with accumulated payroll deductions. The ESPP is divided into two components: the “Section 423 Offering” and the “Non-Section 423 Offering.” The Section 423 Offering is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). The Non- Section 423 Offering is not intended to qualify under Section 423 of the Code and may be used to grant purchase rights to non-U.S. employees and other employees that may be designated by the ESPP administrator.

The key terms of the ESPP are described in the summary below. A copy of the ESPP is attached to this proxy statement. Shareholders should read the ESPP in its entirety.

SUMMARY OF ESPP

Administration.

The ESPP is administered by the Compensation Committee of the Company’s Board of Directors (the “Plan Administrator”). Subject to the terms and conditions of the ESPP, the Plan Administrator will have discretionary authority to administer and interpret the ESPP and to determine the terms and conditions of the offerings of common stock to be made under the ESPP. Subject to applicable laws and regulations, the Plan Administrator is authorized to delegate administrative authority under the ESPP to one or more officers of the Company or to other individuals or groups. The Plan Administrator’s interpretation of any provision of the ESPP or of any rights thereunder will be conclusive and binding on all persons. No member of the Board of Directors or the Compensation Committee or any other individual exercising administrative authority with respect to the ESPP will be liable for any action or determination made in good faith with respect to the ESPP.

Share Reserve.

The initial maximum number of shares of common stock which will be authorized for sale under the ESPP is 5,000,000 shares. The shares purchasable under the ESPP will be shares of authorized but unissued, treasury shares or reacquired Common Stock, including shares repurchased by the Company on the open market. The Share Allocation will automatically increase on March 31st of each year for a period of up to ten (10) years, commencing on March 31st, 2023, and ending on (and including) March 31st, 2033 in an amount equal to the least of (i) 10% of the outstanding Common Stock on a fully diluted basis as of the end of the Company’s immediately preceding fiscal year, (ii) a lesser amount determined by the Board; provided, however, that any shares from any such increases in previous years that are not actually issued shall continue to be available for issuance under the Plan.

Eligibility.

Employees eligible to participate in the ESPP for a given offering generally include all employees who are employed by the Company or one of its subsidiaries. However, as permitted by Section 423 of the Code, the Plan Administrator may provide that any of the following employees are ineligible to participate in a given offering: (ii) highly compensated employees within the meaning of Section 423(b)(4)(D) of the Code; (ii) certain non-U.S. employees; and (iii) others determined by the Plan Administrator and according to law. Further, an employee will not be eligible to participate if, immediately after the option to purchase stock in the offering otherwise would be granted, the employee would own (actually or constructively) 5% or more of the total combined voting power or value of all classes of stock of the Company, or of a subsidiary or parent corporation of the Company. Approximately 60 employees will be eligible to participate in the ESPP.

Participation.

Employees will enroll under the ESPP by completing an Option Agreement permitting the deduction from their compensation of at least 1% of their compensation but not more than 15% (or such other maximum percentage as the Plan Administrator may establish before the Commencement Date) of their compensation during an Offering.). All accumulated payroll deductions will be credited to a notional account and applied to the purchase of shares on the exercise date of the offering.

No employee may be granted purchase rights under the Section 423 Offering that would permit the employee to purchase shares of common stock with a fair market value of more than $25,000 (determined at the time the purchase right is granted) under the ESPP during any calendar year, In addition, a employee may not purchase more than 2,500,000 shares.

Offering.

Under the ESPP, employees will be granted the right to purchase common stock at a discount during a series of successive offerings, the duration and timing of which will be determined by the Administrator. In no event may any single offering period be longer than 27 months.

The Purchase Price for each offering will be established by the Plan Administrator. With respect to the Section 423 Offering, in no case may such Purchase Price be less than the lesser of (i) an amount equal to 85 percent of the Fair Market Value on the Commencement Date, or (ii) an amount not less than 85 percent of the Fair Market Value on the Purchase Date.

In the event of financial hardship, an employee may withdraw from the ESPP by providing a request at least 20 Business Days before the end of the Offering Period. Otherwise, the employee will be deemed to have exercised the purchase right in full as of such exercise date. Upon exercise, the employee will purchase the number of whole shares that the participant’s accumulated payroll deductions will buy at the Purchase Price.

If an employee wants to decrease the rate of contribution, the employee must make a request at least 20 Business Days before the end of an Offering Period (or such earlier date as determined by the Plan Administrator).

A employee may not transfer any rights under the ESPP other than by will or the laws of descent and distribution. During a participant’s lifetime, purchase rights under the ESPP shall be exercisable only by the participant.

Corporate Transaction

In the event of a sale of all or substantially all of the shares or assets of the Company, or a merger or similar transaction in which the Company is not the surviving corporation or that results in the acquisition of the Company by another person, the Plan Administrator may, in its discretion: (i) if the Company is merged with or acquired by another corporation, provide that each outstanding Option will be assumed or exchanged for a substitute Option granted by the acquirer or successor corporation or by a parent or subsidiary of the acquirer or successor corporation, (ii) cancel each outstanding Option and return the balances in the Participants’ Accounts to the Participants, without interest, and/or (iii) terminate the Offering Period on or before the date of the proposed sale, merger or similar transaction.

Amendment and Termination.

The Plan Administrator may amend, suspend or terminate the ESPP at any time, subject to shareholder approval where required by applicable law.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general summary of certain United States federal income tax consequences related to the purchase of shares under the ESPP. This summary deals with general federal income tax principles under currently applicable law and is provided only for general information. Other taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed in this summary. For example, tax consequences for employees participating in the Non- Section 423 offering of the ESPP are not discussed in this summary. In any event, this summary is not intended as tax advice to ESPP participants, who should consult their own tax advisors regarding the tax consequences of participation in the ESPP.

The 423 offering of the ESPP is intended to qualify as an “employee stock purchase plan” under the provisions of Section 423 of the Code. Accordingly, under the applicable Code provisions for Section 423 employee stock purchase plans, no income will be taxable to a employee until the sale or other disposition of the shares purchased under the ESPP. This means that an employee will not recognize taxable income upon being granted a purchase right under the ESPP or upon the purchase of shares. Upon a sale or disposition of shares purchased under the ESPP, however, the employee generally will be subject to tax in an amount that depends upon the length of time the shares are held by the employee prior to disposing of them.

If the shares acquired under the Section 423 Offering of the ESPP are sold or disposed of more than two years from the date of grant and more than one year from the date of purchase, or if the employee dies while holding the shares (sometimes called a “qualifying disposition”), the employee (or the participant’s estate) generally will recognize compensation taxable as ordinary income in an amount equal to the lesser of (i) the excess of the fair market value of the shares at the time of such sale or disposition (or death) over the purchase price, or (ii) an amount equal to the applicable discount from the fair market value of the shares as of the date of grant. The Company will not be entitled to a federal income tax deduction for any compensation income recognized by the employee in a qualifying disposition. Any additional gain recognized by the employee in such a qualifying disposition will be treated as long-term capital gain. If the shares are held for the holding periods described above but are sold in a qualifying disposition for a price that is less than the purchase price, there is no ordinary income and the participating employee generally would have a long-term capital loss for the difference between the purchase price and the sale price.

If shares acquired under the Section 423 Offering of the ESPP are sold or otherwise disposed of before the expiration of the holding periods described above (sometimes called a “disqualifying disposition”) at a price that is more than the purchase price, the employee will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the shares on the date the employee purchased the shares under the ESPP over the purchase price; and (ii) the Company will generally be entitled to a tax deduction for compensation expense in the amount of ordinary income recognized by the employee (subject to any applicable limitations on such deductions). Any additional gain on such sale or disposition will be long-term or short-term capital gain, depending on how long the shares were held following the date they were purchased by the employee prior to disposing of them. If the shares are sold or otherwise disposed of in a disqualifying disposition at a price that is less than the purchase price, the employee will recognize ordinary income equal to the excess of the fair market value of the shares on the date the employee purchased the shares under the ESPP over the purchase price (and the Company will generally be entitled to a corresponding deduction, subject to any applicable limitations on deductions), but the employee generally will have a capital loss equal to the difference between the sales price of the shares and the fair market value of the shares on the purchase date. The deductibility of any losses realized by participants under the ESPP may be subject to limitations under applicable law.

NEW PLAN BENEFITS

Participation in the ESPP is voluntary and dependent on each eligible employee’s election to participate, as well as the level of payroll deductions elected by each participating employee. As a result, future benefits under the ESPP cannot be determined at this time.

REGISTRATION WITH THE SEC

Promptly following approval of the ESPP by our shareholders, the Company intends to file a Registration Statement on Form S-8 with the SEC relating to the shares of the Company’s common stock reserved for issuance under the ESPP.

VOTES REQUIRED FOR APPROVAL

The affirmative vote of a majority of votes cast in person or by proxy is required for approval of the ESPP. Abstentions are not counted as votes cast on the proposal and will have no effect. Broker non-votes will not be counted.